SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

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Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding a new manager that has been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of an agreement with the new manager, which was selected by Strategic Advisers LLC, the adviser to the Strategic Advisers Funds and the portfolio manager for your Fidelity managed account. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that each of the Funds can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you. Should you have any questions, please call the appropriate number listed below.

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For current or former clients in a Fidelity managed account: Please call 1-800-544-3455, Monday–Friday, 8 a.m. to 7 p.m. Eastern time (Strategic Advisers® Core Fund and Strategic Advisers® Growth Fund).

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

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IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® CORE FUND

STRATEGIC ADVISERS® GROWTH FUND

(THE FUNDS)

SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Core Fund and Strategic Advisers® Growth Fund (each, a Fund and collectively, the Funds), each a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about August 4, 2020 to shareholders of record as of July 6, 2020. This Information Statement is intended to inform you that a new sub-adviser has been appointed to your fund(s). No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on June 3, 2020 of the following new sub-advisory arrangements:

Fund	Sub-Adviser
Strategic Advisers® Core Fund (Core Fund)	Principal Global Investors, LLC (Principal or New Sub-Adviser)
Strategic Advisers® Growth Fund (Growth Fund)

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint Principal as an additional sub-adviser for each Fund and to discuss the terms of each new sub-advisory agreement (each, an Agreement and collectively, the Agreements). This is a joint Information Statement for multiple series of the Trust. You may not own shares of all Funds included in this Information Statement. Shares of the Funds are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Funds’ investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Funds. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Funds without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreements or “interested persons” of any such party (the Independent Trustees), appointed the New Sub-Adviser as an additional sub-adviser to each Fund and approved each Agreement at a meeting on June 3, 2020. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of the New Sub-Adviser under the terms of each Agreement was in the best interest of each Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of each Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.

MANAGEMENT CONTRACT OF THE FUNDS

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Funds’ investment adviser. Strategic Advisers directs the investments of each Fund in accordance with its respective investment objective, policies and limitations pursuant to a management contract (each, a Management Contract and collectively, the Management Contracts) for each Fund that was initially approved by the Board, including a majority of the Independent Trustees, and by the initial sole shareholder on the following dates:

Fund	Board Approval	Initial Sole Shareholder Approval
Core Fund	December 3, 2009	December 29, 2009
Growth Fund	March 4, 2010	June 1, 2010

The Management Contracts were most recently renewed by the Board, including a majority of the Independent Trustees, on September 4, 2019.

Strategic Advisers is authorized, in its discretion, to allocate each Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of each Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining each Fund’s records; maintaining the registration and qualification of each Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of each Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

Each Fund pays a monthly management fee to Strategic Advisers (the Management Fee), which is shown in the table below. For each Fund, the Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. Each Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage a Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for each Fund through the expiration dates shown in the table below. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of a Fund will not exceed the rate shown in the table below for such Fund. In addition, the Core Fund’s Management Fee is all-inclusive, meaning that Strategic Advisers, either itself or through an affiliate, pays all other operating expenses of the Core Fund with limited exceptions.

Fund	Strategic Advisers’ portion of the Management Fee	Maximum Aggregate Annual Management Fee Rate	Management Fee Waiver Expiration Date
Core Fund	0.25%	1.00%	September 30, 2022
Growth Fund	0.25%	0.95%	September 30, 2022

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Adviser will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above, for each Fund.

In addition to the New Sub-Adviser, the following serve as sub-advisers to the Funds:

Fund	Existing Sub-Advisers
Core Fund	AllianceBernstein L.P. (AllianceBernstein), Aristotle Capital Management, LLC (Aristotle Capital), Boston Partners Global Investors, Inc. (Boston Partners), Brandywine Global Investment Management, LLC (Brandywine Global), ClariVest Asset Management LLC (ClariVest), ClearBridge Investments, LLC (ClearBridge), FIAM LLC (FIAM), Geode Capital Management, LLC (Geode), Invesco Advisers, Inc. (Invesco), J.P. Morgan Investment Management Inc. (JPMorgan), Loomis, Sayles & Company, L.P. (Loomis Sayles), LSV Asset Management (LSV), Massachusetts Financial Services Company (MFS), PineBridge Investments LLC (PineBridge), T. Rowe Price Associates, Inc. (T. Rowe Price)
Growth Fund	ClariVest, ClearBridge, FIAM, Geode, Loomis Sayles, MFS

FIAM is an affiliate of Strategic Advisers.

The following table shows Management Fees paid by each Fund to Strategic Advisers and sub-advisory fees paid by Strategic Advisers to each Fund’s sub-advisers during the fiscal period ended May 31, 2020.

Fund	Management Fees Paid to Strategic Advisers	Management Fees Paid to Strategic Advisers as a % of Average Net Assets of the Fund	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s)	Aggregate Sub-Advisory Fees Paid by Strategic Advisers to Unaffiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Adviser(s)	Sub-Advisory Fees Paid by Strategic Advisers to Affiliated Sub-Adviser(s) as a % of Average Net Assets of the Fund
Core Fund	$51,137,201B	0.20%B	$41,113,502	0.1574%	$10,459,297	0.0400%
Growth Fund	$9,758,032	0.10%	$9,811,499	0.1100%	$0	0.0000%

Differences between the amount of the management fees paid by each Fund to Strategic Advisers and the aggregate amount of the sub-advisory fees paid by Strategic Advisers, on behalf of each Fund, to affiliated and unaffiliated sub-advisers may be due to expense estimates, which are accrued in the period to which they relate and adjusted when actual amounts are known.

SUMMARY OF THE AGREEMENTS WITH THE NEW SUB-ADVISER

On June 3, 2020, pursuant to the “managers of managers” arrangement, the Board approved the Agreements with the New Sub-Adviser on behalf of each respective Fund. Pursuant to each Agreement, the New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of each Fund allocated to it by Strategic Advisers and for voting proxies for that Fund with respect to those investments.

Pursuant to the Agreements, the New Sub-Adviser provides a program of continuous investment management for the portion of the respective Fund’s assets allocated to it in accordance with that Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the respective Fund, the Board, or Strategic Advisers may impose. The New Sub-Adviser will vote the respective Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted the New Sub-Adviser authority to invest and reinvest the assets of the respective Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the respective Fund, Strategic Advisers pays the New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by each Fund.

Each Agreement may be terminated on sixty days’ written notice to the New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of each Fund or (ii) by Strategic Advisers. Each Agreement is terminable, without penalty, by the New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, each Agreement will terminate in the event of the termination of the Management Contract with respect to each Fund. Each Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT PRINCIPAL

Principal’s main office is located at 801 Grand Avenue, Des Moines, Iowa 50392. Principal is not affiliated with Strategic Advisers.

Investment Process

Principal provides investment management services to each Fund through its Aligned Investors boutique. Aligned Investors follows a long-term, low turnover, bottom-up, fundamental approach to investing. The name Aligned Investors highlights the group’s conviction in the power of aligned incentives, expressed in the investment process through a distinctive preference for owner-operators. The investment process embraces four cornerstones:

•	High quality companies with sustainable competitive advantages: all efforts are focused on fundamental research, seeking to invest in companies that possess sustainable competitive advantages that manifest themselves in ways such as industry leadership, innovation, low-cost production, barriers to entry, and efficient capital allocation.

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Owner-operator management, culture: Aligned Investors believes it’s important to understand who is managing the companies they own and strongly prefers to team with CEOs that have substantial ownership stakes. Owner-operators have incentives that are aligned with outside shareholders. They run efficient organizations and allocate capital in a counter-cyclical fashion. In addition to those that meet the team’s definition of owner-operator, Aligned Investors prefers management teams that clearly exhibit an owner-operator mentality.

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Valuation discipline, margin of safety: the team’s valuation discipline is centered on a discounted cash flow assessment process. Aligned Investors uses their fundamental knowledge of a company to make assumptions about future growth in order to produce an estimate of the prospective cash flow the company will generate. The goal is to identify companies selling at a discount to long term intrinsic value, thereby providing not only appreciation potential, but also a margin of safety to dampen potential volatility relative to the market.

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Risk reduction at each stage of the process: a hallmark of the team’s process is its focus on risk reduction. Aligned Investors seek to reduce risk through company selection, owning companies with sustainable competitive advantages that have lower business risk, less financial risk and less accounting risk. The team’s valuation focus also seeks to reduce risk as it guides buy and sell decisions. Finally, Aligned Investors seeks to reduce risk through an analysis of early warning signals, a process of continually monitoring its companies, the marketplace, and the broader environment.

Directors and Officers

The following are the directors, officers, and control persons of Principal. Unless otherwise noted, the address of each is 801 Grand Avenue, Des Moines, Iowa 50392.

DIRECTORS AND OFFICERS
Name	Position
Andrew John Donohue	Chief Compliance Officer
Barbara McKenzie	Senior Executive Director, Investments
Daniel Joseph Houston	Director
David Michael Blake	Senior Executive Director
Ellen W Shumway	Director
Jill Hittner	Executive Director, Chief Financial Officer
Kamal Bhatia	Director
Karen Elizabeth Shaff	Director
Patrick Gregory Halter	Senior Executive Director
Timothy Mark Dunbar	Director

CONTROL PERSON
Name	Relationship
Principal Financial Group, Inc.	Owns 100% of Principal Financial Services Inc., which owns 100% of Principal Global Investors Holding Company (US), LLC, which owns 100% of Principal.

No officer or Trustee of the Funds is an officer, employee, director, or shareholder of Principal.

Principal also acts as investment adviser or sub-adviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of each Fund that may be allocated to Principal pursuant to the Agreements:

Fund	Assets Under Management as of March 31, 2020
Principal Blue Chip Fund	$4,715,000,000

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Matters Considered by the Board in Approving the Agreements is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Funds’ investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Funds’ principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

BROKERAGE INFORMATION

The following table shows the aggregate amount of commissions paid to any broker or dealer affiliated with the Funds through the fiscal period ended May 31, 2020:

Fund	Broker	Affiliated With	Transaction Initiated By	Commissions	Percentage of Aggregate Brokerage Commissions
Core Fund	Fidelity Capital Markets	FMR LLC / Strategic Advisers	AllianceBernstein L.P	$154	0.00
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	AllianceBernstein L.P	$231	0.00
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	Brandywise Global Investment Management, LLC	$770	0.01
	Fidelity Capital Markets	FMR LLC / Strategic Advisers	FIAM LLC	$71,444	0.95
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	FIAM LLC	$9,558	0.12
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	Invesco Advisers, Inc.	$9,977	0.13
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	J.P. Morgan Investment Management Inc.	$3,546	0.05
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	T. Rowe Price Associates, Inc.	$9,058	0.12
Growth Fund	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	Clearbridge	$18	0.00
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	Loomis Sayles	$725	0.07
	Fidelity Capital Markets	FMR LLC / Strategic Advisers	MFS	$9	0.00

Fund	Broker	Affiliated With	Transaction Initiated By	Commissions	Percentage of Aggregate Brokerage Commissions
	Fidelity Capital Markets	FMR LLC / Strategic Advisers	Strategic Advisers	$13,881	1.40
	Luminex Trading & Analytics	FMR LLC / Strategic Advisers	Strategic Advisers	$967	0.01

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of each Fund that were issued and outstanding as of May 31, 2020:

Fund	Shares Outstanding
Core Fund	1,427,771,885.017
Growth Fund	542,408,544.263

As of May 31, 2020, the Trustees, Members of the Advisory Board (if any), and officers of each Fund owned, in the aggregate, less than 1% of each class’s total outstanding shares, with respect to each Fund.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership with respect to each Fund as of May 31, 2020.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Funds. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of a Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company, Inc., 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Strategic Advisers Core Fund

Strategic Advisers Growth Fund

In June 2020, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve a new sub-advisory agreement among Strategic Advisers LLC (Strategic Advisers), Principal Global Investors, LLC (Principal), and Fidelity Rutland Square Trust II (Trust) on behalf of the fund (New Sub-Advisory Agreement). The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information.

In considering whether to approve the New Sub-Advisory Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the fees to be charged under the New Sub-Advisory Agreement bears a reasonable relationship to the services to be rendered and will be based on services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve the New Sub-Advisory Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also considered the fund’s investment objective, strategies and related investment philosophy and current sub-adviser line-up. The Board also considered the structures of the investment personnel compensation programs and whether such structures provide appropriate incentives to act in the best interests of the fund.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of Principal’s investment staffs, their use of technology, and their approach to managing and compensating investment personnel. The Board noted that Principal’s analysts have extensive resources, tools, and capabilities that allow them to conduct sophisticated quantitative and/or fundamental analysis. Additionally, in its deliberations, the Board considered Principal’s trading capabilities and resources and global compliance infrastructure, which are integral parts of the investment management process.

Shareholder and Administrative Services. The Board considered: (i) the nature, extent, quality, and cost of advisory services to be performed by Principal under the New Sub-Advisory Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered the historical investment performance of Principal and the portfolio managers in managing accounts under a similar investment mandate.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the New Sub-Advisory Agreement should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses.

Strategic Advisers Growth Fund: With respect to the New Sub-Advisory Agreement, the Board considered the amount and nature of the fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to Principal. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring Principal. The Board noted that after allocating assets to Principal, the fund’s management fee is expected to continue to rank below the competitive peer group median and the fund’s net expenses are expected to decrease. The Board noted that the fund’s maximum aggregate annual management fee rate may not exceed 0.95% of the fund’s average daily net assets and that the New Sub-Advisory Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund, in Strategic Advisers’ contractual agreement to waive its 0.25% portion of the fund’s management fee through September 30, 2022, or its proposal to extend the waiver through September 30, 2023.

Strategic Adviser Core Fund: With respect to the New Sub-Advisory Agreement, the Board considered the amount and nature of the fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to Principal. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring Principal. The Board noted that the approval of the New Sub-Advisory Agreement will not initially result in any changes to the fund’s management fee or total net expenses because Strategic Advisers does not expect to allocate assets to Principal at this time. The Board noted that the fund’s maximum aggregate annual management fee rate may not exceed 1.00% of the fund’s average daily net assets and that the New Sub-Advisory Agreement will not result in changes to the maximum aggregate annual management fee payable by the fund, in Strategic Advisers’ contractual agreement to waive its 0.25% portion of the fund’s management fee through September 30, 2022, or its proposal to extend the waiver through September 30, 2023. The Board also noted that the portion of the management fee paid to Strategic Advisers is all-inclusive, meaning that Strategic Advisers pays the fund’s operating expenses, with certain limited exceptions, out of its portion of the management fee.

Based on its review, the Board concluded that the fund’s management fee structure and any changes to projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Because the New Sub-Advisory Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic

Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the New Sub-Advisory Agreement.

Potential Fall-Out Benefits. The Board considered that it reviews information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the New Sub-Advisory Agreement will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board considered that it reviews whether there have been economies of scale in connection with the management of the fund during its annual renewal of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board noted that the New Sub-Advisory Agreement provides for breakpoints that have the potential to reduce sub-advisory fees paid to the sub-adviser as assets allocated to the sub-adviser grow.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that the New Sub-Advisory Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that the New Sub-Advisory Agreement is in the best interests of the fund and its shareholders and should be approved. The Board also concluded that the sub-advisory fees to be charged under the New Sub-Advisory Agreement will be based on services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of the New Sub-Advisory Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

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Any third-party marks that may appear above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2020 FMR LLC. All rights reserved.

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